Exhibit 3.1

As Amended Through May 16, 2018

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HORIZON BANCORP, INC.

Article 1.          NAME.
SECTION 1.1          CORPORATE NAME.          The name of the corporation is Horizon Bancorp, Inc. (the “CORPORATION”).
Article 2.          PURPOSES AND POWERS.
SECTION 2.1          CORPORATE PURPOSES.          The purposes for which the Corporation is formed are for the transaction of any and all lawful business for which a corporation may be incorporated under the Indiana Business Corporation Law (the “LAW”) and to act as a bank holding company pursuant to applicable federal and state laws.
SECTION 2.2          CORPORATE POWERS.          The Corporation shall have the power to perform any act which is necessary, convenient or expedient to accomplish any purpose within the contemplation of this Article 1.
Article 3.          PERIOD OF EXISTENCE.
SECTION 3.1          PERIOD OF EXISTENCE. The period during which the Corporation shall continue is perpetual.
Article 4.          INCORPORATOR.
The name and post office address of the incorporator of the Corporation is Karol K. Sparks, 2800 Indiana National Bank Tower, Indianapolis, Indiana 46204.
Article 5.          AUTHORIZED SHARES.
SECTION 5.1          NUMBER OF SHARES. The total number of shares which the Corporation is to have the authority to issue is 100,000,000 consisting of 99,000,000 common shares (“COMMON SHARES”) and 1,000,000 preferred shares (“PREFERRED SHARES”).
SECTION 5.2          TERMS OF SHARES. All Common Shares shall have the same preferences, limitations, voting rights and privileges. Except as provided by law or the provisions of these Articles of Incorporation adopted pursuant to Section 5.4 with respect to Preferred Shares, holders of the Common Shares shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.
SECTION 5.3          VOTING RIGHTS. Every holder of Common Shares shall have the right, at every shareholders’ meeting, to one vote for each Common Share standing in the shareholder’s name on the books of the Corporation.
SECTION 5.4          TERMS OF PREFERRED SHARES. Preferred Shares may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Articles of Incorporation. Subject to the requirements of the Law and subject to all other provisions of these Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred

Shares and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Shares before the issuance of any shares of that series by the adoption of an amendment to these Articles of Incorporation, without shareholder approval, that specifies the terms of that series of Preferred Shares. All shares of a series of Preferred Shares must have preferences, limitations, and relative voting and other rights identical to those of other shares of the same series. No series of Preferred Shares need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Shares.
SECTION 5.5          VOTING OF PREFERRED SHARES. Except as required by the Law or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.4, the holders of Preferred Shares shall have no voting rights or powers. Preferred Shares shall, when validly issued by the Corporation, entitle the record holder thereof to vote on such matters, but only on such matters, as the holders thereof are entitled to vote under the Law or under these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.4 (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Law) and subject to such shareholder disclosure and recognition procedures (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Law) as the Corporation may by action of the Board of Directors establish.
Article 6.          DIRECTORS.
SECTION 6.1          NUMBER OF DIRECTORS. The number of directors may be fixed from time to time by the Bylaws of the Corporation at any number.
SECTION 6.2          POWERS OF DIRECTORS. The Board of Directors shall have the power to direct the management of the business and affairs of the Corporation. In addition to the powers and authorities set forth herein or expressly conferred upon the directors by statute or common law, the directors are hereby authorized to exercise all such powers and perform all such acts as may be exercised or done by a corporation organized and existing under the provisions of the Law.
SECTION 6.3          TERMS OF DIRECTORS. Effective as of the annual meeting of shareholders in 1986, the Board of Directors shall be divided into three classes, designated as Class l, Class 2, and Class 3, as nearly equal in number as possible, with the term of office of one class expiring each year. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible.
The initial term of office of directors of Class 1 shall expire at the annual meeting of shareholders in 1987, but not until their successors shall be elected and qualified; that of Class 2 shall expire at the annual meeting of shareholders in 1988, but not until their successors, shall be elected and qualified, and that of Class 3 shall expire at the annual meeting of shareholders in 1989, but not until their successors shall be elected and qualified. Subject to the foregoing, at each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.
This Section 6.3 shall not be altered, amended or repealed except by an affirmative vote of at least seventy percent (70%) of the total number of shares of capital stock of the Corporation entitled to vote on such matter.
SECTION 6.4          REMOVAL OF DIRECTORS. Any director may be removed from office any time without cause by the affirmative vote of the holders of at least seventy percent (70%) of all of the outstanding shares of capital stock of the Corporation entitled to vote on the election of directors at a meeting of shareholders called for that purpose. Any director may be removed from office with “Cause” by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on election of directors at a meeting of shareholders called for that purpose, and any director may also be removed with Cause by the affirmative vote of two-thirds or more of the other directors. “Cause” for such removal shall be deemed to exist only if:
(a) The director whose removal is proposed has been convicted, or where a director has been granted immunity to testify where another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; or
(b) Such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in performance of his duty to the Corporation and such adjudication is no longer subject to direct appeal; and
(c) Such removal must be brought within one (1) year of the term which such conviction or adjudication is no longer subject to direct appeal.
This Section 6.4 shall not be altered, amended or repealed except by an affirmative vote of at least seventy percent (70%) of the total number of shares of capital stock of the Corporation entitled to vote on such matter.
SECTION 6.5          INTEREST OF DIRECTORS IN CONTRACTS. A conflict of interest transaction is a transaction with the Corporation in which a director has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the director’s interest in the transaction if any one of the following is true:
(a) The material facts of the transaction and the director’s interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction,
(b) The material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote on the transaction and they authorized, approved, or ratified the transaction, or
(c) The transaction was fair to the corporation.
For purposes of this Section, a director has an indirect interest in a transaction if (i) another entity in which the director has a material financial interest or in which the director is a general partner is a party to the transaction, or (ii) another entity of which the director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.
A conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified by a single director. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum is present for the purpose of taking action under this Section. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any action taken if the transaction is otherwise authorized, approved, or ratified as provided in subsection (a) of this Section.
Shares owned by or voted under the control of a director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in subsections (i) or (ii) of this Section, may be counted in a vote of shareholders to determine whether to authorize, approve, or ratify a conflict of interest transaction.
Article 7.          INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.
SECTION 7.1          INDEMNIFICATION OF OFFICERS AND DIRECTORS. Subject to Section 7.3 and Section 7.5, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was (or has agreed to become) a director or officer of the Corporation, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines, liabilities and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.
SECTION 7.2          INDEMNIFICATION OF EMPLOYEES AND AGENTS. Subject to Section 7.3 and Section 7.6, the Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was (or has agreed to become) an employee or agent of the Corporation, or is or was serving (or has agreed to serve at the request of the Corporation) as an employee, agent, officer, director, partner, member, manager or trustee (collectively a “THIRD PARTY EMPLOYEE”) of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, liabilities and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.
SECTION 7.3          STANDARD OF CONDUCT. Officers, directors, employees, agents and Third Party Employees shall only be eligible for indemnification under this Article 7 if:
(i) he or she acted (or failed to take action) in good faith; and
(ii) (a) in the case of conduct in his or her official capacity with the Corporation, the individual’s conduct was in the Corporation’s best interest; and (b) in all other cases, the individual’s conduct was at least not opposed to the best interests of the Corporation; and
(iii) in the case of a criminal proceeding, he or she either: (a) had reasonable cause to believe his or her conduct was lawful; or (b) had no reason to believe his or her conduct was unlawful;
except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (A) any such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (B) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of this Section.
SECTION 7.4          TERMINATION AND SETTLEMENT OF ACTION. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standard of conduct specified in this Article 7.
SECTION 7.5          DETERMINATION THAT INDEMNIFICATION IS PROPER FOR DIRECTORS AND OFFICERS. Any indemnification of a director or officer of the Corporation under Section 7.1 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 7.3 hereof. Any such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not at the time parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, by a majority vote of a committee (designated by the Board of Directors) consisting of 2 or more directors not at the time parties to the proceeding, (iii) by special legal counsel in a written opinion, or (iv) by the shareholders.

Notwithstanding the foregoing, the Corporation shall indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding.
SECTION 7.6          DETERMINATION THAT INDEMNIFICATION IS PROPER FOR EMPLOYEES, AGENTS AND THIRD PARTY EMPLOYEES. Any indemnification of an employee or agent of the Corporation or a Third Party Employee under Section 7.2 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee, agent or Third Party Employee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 7.3 hereof. Any such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not at the time parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, by a majority vote of a committee (designated by the Board of Directors) consisting of 2 or more directors not at the time parties to the proceeding, (iii) by special legal counsel in a written opinion, or (iv) by the shareholders.
SECTION 7.7          ADVANCE PAYMENT OF EXPENSES FOR DIRECTORS AND OFFICERS. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of: (i) written affirmation of the director’s or officer’s good faith belief that the director or officer has met the standard of care described in Section 7.3; (ii) an unconditional written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.
SECTION 7.8          ADVANCE PAYMENT OF EXPENSES FOR EMPLOYEES, AGENTS AND THIRD PARTY EMPLOYEES. Expenses incurred by an employee or agent of the Corporation or a Third Party Employee in defending a civil or criminal action, suit or proceeding may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
SECTION 7.9          PROCEDURE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS. Any indemnification of a director or officer of the Corporation under Section 7.1 or advance of costs, charges and expenses to a director or officer under Section 7.7 shall be made promptly, and in any event within 30 days, upon the written request of the director or officer.
(a) CORPORATION’S FAILURE TO RESPOND OR DENIAL OF CLAIM. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction.
(b) COSTS AND EXPENSES. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.
(c) DEFENSES. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expense under Section 7.7 of this Article where the required affirmation and undertaking, if any, have been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 7.3 of this Article. The burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 7.3 of this Article, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
SECTION 7.10          PROCEDURE FOR INDEMNIFICATION OF EMPLOYEES, AGENTS AND THIRD PARTY EMPLOYEES. The timing of indemnification for employees, agents and Third Party Employees and the terms and conditions upon which such indemnification shall be made shall be determined by the Board of Directors.
SECTION 7.11 SURVIVAL; PRESERVATION OF OTHER RIGHTS. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee, agent and Third Party Employee who serve in any such capacity at any time while these provisions are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. This contract right may not be modified retroactively without the consent of the director, officer, employee, agent or Third Party Employee.
SECTION 7.12 NON-EXCLUSIVITY. The indemnification provided by this Article 7 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent or Third Party Employee and shall inure to the benefit of the heirs, executors and administrators of such a person.
SECTION 7.13 SEVERABILITY. If this Article 7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer and may indemnify each employee, agent and Third Party Employee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.
SECTION 7.14 CO-REPRESENTATION. The Board of Directors may authorize the Corporation’s counsel to represent a director, officer, employee, agent or Third Party Employee in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.
SECTION 7.15 INSURANCE. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, partner, member, manager, trustee, employee or agent, whether or not the Corporation would have the power to indemnify the individual against the same liability under this Article 7.
Article 8.          BUSINESS COMBINATIONS.
SECTION 8.1          INAPPLICABILITY OF THE INDIANA BUSINESS COMBINATION CHAPTER. Effective as of November 8, 2004, the Corporation has expressly elected not to be governed by Chapter 43 (business combinations) of the Law, provided that this Article does not apply to any “business combination” as defined in Chapter 43 of the Law between the Corporation and an “interested shareholder” (as defined in Chapter 43 of the Law) whose “share acquisition date” (as defined by Chapter 43 of the Law) is on or before the effective date of this Section.
SECTION 8.2          APPROVAL OF CERTAIN BUSINESS COMBINATIONS. Except as provided in Section 8.3 and Section 8.4 neither the Corporation nor any of its Subsidiaries shall become party to any Business Combination with a Related Person without the prior affirmative vote at a meeting of the Corporation’s shareholders:
(a) By the holders of not less than 70 percent of the outstanding shares of all classes of Voting Shares of the Corporation considered for purposes of this Article as a single class, and
(b) By an Independent Majority of Shareholders.
Such favorable votes shall be in addition to any shareholder vote that would be required without reference to this Section and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in other provisions of these Articles of Incorporation or the Bylaws of the Corporation or otherwise.
SECTION 8.3          REDUCED SUPERMAJORITY VOTE FOR FAIR PRICING. The percentage vote required by Section 8.2(a) shall be reduced from not less than 70 percent to not less than two-thirds, if all of the conditions set forth in subsections (a) through (d) of this Section are satisfied.
(a) FAIR MARKET VALUE OF CONSIDERATION. The fair market value of the property, securities, or other consideration to be received per share by holders of each class or series of capital shares of the Corporation in the Business Combination is not less, as of the date of the consummation of the Business Combination (the “CONSUMMATION DATE”), than the higher of the following:
(i) the highest per share price (with appropriate adjustments for recapitalizations, share splits, share dividends, and similar distributions) including brokerage commissions and solicitation fees paid by the Related Person in acquiring any of its holdings of such class or series of capital shares within the two-year period immediately prior to the first public announcement of the proposed Business Combination (“ANNOUNCEMENT DATE”) or in the transaction in which it became a Related Person, whichever is higher, plus interest accrued daily but compounded annually, from the later of the date that the Related Person became a Related Person (the “DETERMINATION DATE”), or from the date two years before the Consummation Date through the Consummation Date, at the national “prime rate” or “base rate” (as reported in The Wall Street Journal or other recognized business publication) from time to time in effect, less the aggregate amount of any cash dividends paid and the fair market value of any dividends paid other than in cash on each share from the date from which interest accrues under the preceding clause through the Consummation Date up to but not exceeding the amount of interest so payable per share; or
(ii) if such class or series is then traded on an exchange (or other recognized market that reports the price of actual transactions) or is the subject of regularly published quotations from two or more broker/dealers who make a market in such class or series for their own accounts, the fair market value per share of such class or series on the Announcement Date, as determined by the highest closing sales price on such exchange or other market or the highest closing bid quotation with respect to such shares during the 30-day period immediately preceding the Announcement Date, or, if such class or series is not then traded on any such exchange or other market and no such quotations are available, the fair market value per share of such class or series on the Announcement Date, as determined by the Board of Directors in good faith by such other reasonable method as the Board of Directors of the Corporation shall, in its discretion, select and apply.
In the event of a Business Combination whereby the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated, or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be effected), the term “other consideration to be received” used in Section 8.3(a)(i) above, shall include (without limitation) the common shares of the Corporation and/or the shares of any other class retained by shareholders of the Corporation other than Related Persons who are parties to such Business Combination.
(b) SAME TYPE OF CONSIDERATION. The consideration to be received in such Business Combination by holders of each class or series of capital shares (other than the Related Person) involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring the majority of the capital shares of such class or series already Beneficially Owned by it during the two-year period ending on the Determination Date.
(c) NO INCREASED INFLUENCE BY THE RELATED PERSON. After such Related Person became a Related Person and prior to the Consummation Date of such Business Combination:
(i) the Board of Directors of the Corporation shall have included Continuing Directors at least proportionate to the ratio that the number of Voting Shares of the Corporation not Beneficially Owned by the Related Person bears to all Voting Shares of the Corporation outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the directors);
(ii) such Related Person shall not have acquired from the Corporation, directly or indirectly, any shares of the Corporation (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata share dividend, share split, or division of shares or in a transaction that satisfied all applicable requirements of this Article);
(iii) such Related Person shall not have acquired any additional Voting Shares of the Corporation or securities convertible into or exchangeable for Voting Shares except as a part of the transaction which resulted in such Related Person becoming a Related Person;
(iv) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any Subsidiary; and
(v) such Related Person shall not have made any change in the Corporation’s business or equity capital structure or entered into any contract, arrangement, or understanding with the Corporation except any such change, contract, arrangement, or understanding as may have been approved by the affirmative vote of not less than a majority of the Continuing Directors of the Corporation.
(d) PROXY STATEMENT. A proxy statement complying with the requirements of the Securities, Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder, as then in force for corporations subject to the requirements of Section 14 of such Act (even if the Corporation is not otherwise subject to Section 14 of such Act), shall have been mailed to all holders of Voting Shares for the purpose of soliciting shareholder approval of such Business Combination. Such proxy statement shall contain on the face page thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, a fair summary of an opinion of a reputable investment banking firm addressed to the Corporation as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares other than any Related Person. Such investment banking firm shall be selected by a majority of the Continuing Directors, shall be furnished with all information it reasonably requests, and shall be paid a reasonable fee for its services upon receipt by the Corporation of such opinion.

SECTION 8.4          DIRECTOR APPROVAL EXCEPTION. The provisions of Section 8.2 and Section 8.3 shall not apply if:
(a) APPROVAL BY CONTINUING DIRECTORS. The Continuing Directors of the Corporation by a two-thirds vote (i) have expressly approved a memorandum of understanding (or similar writing) with the Related Person with respect to the Business Combination prior to the time the Related Person became a Related Person and the Business Combination is effected on substantially the same terms and conditions as are provided by the memorandum of understanding, or (ii) have otherwise approved the Business Combination (this provision is incapable of satisfaction unless there is at least one Continuing Director); or
(b) PARENT-SUBSIDIARY TRANSACTIONS. The Business Combination is solely between the Corporation and another corporation 100% of the voting securities of which are owned directly or indirectly by the Corporation.
SECTION 8.5          DEFINITIONS. For purposes of this Article:
(a) “BUSINESS COMBINATION” means:
(i) The sale, exchange, lease, transfer, or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any of its Subsidiaries (in a single transaction or a Series of Related Transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, any securities issued by a Subsidiary);
(ii) The purchase, exchange, lease, or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a Series of Related Transactions) of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;
(iii) Any merger or consolidation of the Corporation or any of its Subsidiaries into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;
(iv) Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person or any Affiliate or Associate of such Related Person, or any partial or complete liquidation, spinoff, splitoff, or splitup of the Corporation or any Subsidiary thereof; provided, however, that this subsection 8.5(a)(iv) shall not include any such transaction that has been approved by a majority of the Continuing Directors; or
(v) The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of Voting Shares or securities convertible into Voting Shares or any voting securities, or securities convertible into voting securities, of any Subsidiary of the Corporation or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants, or options to acquire any of the foregoing; provided, however, that this subsection 8.5(a)(v) shall not apply to Beneficial Ownership acquired as the result of the exercise of warrants or rights to purchase securities offered, or a dividend or distribution paid or made, pro rata to all shareholders of the Corporation.

(b) A “SERIES OF RELATED TRANSACTIONS” shall mean (i) a series of transactions with the same Related Person and (ii) a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.
(c) A “PERSON” shall mean any individual, any firm, corporation, or other entity and any partnership, syndicate, or other group.
(d) A “RELATED PERSON” shall mean any Person (other than the Corporation and any of the Corporation’s Subsidiaries) who or that:
(i) is the Beneficial Owner, directly or indirectly, of more than 10 percent of the voting power of the outstanding Voting Shares;
(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Shares; or
(iii) is an assignee of or has otherwise succeeded to any Voting Shares which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
A Related Person shall be deemed to have acquired a share of the Corporation at the time when such Related Person became the Beneficial Owner thereof. For the purposes of determining whether a Person is the Beneficial Owner of 10 percent or more of the voting power of the then outstanding Voting Shares, the outstanding Voting Shares shall be deemed to include any Voting Shares that may be issuable to such Person pursuant to Section 8.5(e)(ii)(A) of this Article. A Person who is a Related Person at (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of shareholders entitled to notice of and to vote on a Business Combination, or (iii) the time immediately prior to the Consummation Date of a Business Combination, shall be deemed a Related Person.
(e) A Person shall be a “BENEFICIAL OWNER” of any Voting Shares:
(i) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or
(ii) which such Person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement, or understanding; or
(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any Voting Shares.
(f) An “AFFILIATE” of, or a person “AFFILIATED” with, a specific Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.
(g) The term “ASSOCIATE” used to indicate a relationship with any Person means (i) any Corporation or organization (other than this Corporation or a majority-owned Subsidiary of this Corporation) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 5 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, or (iv) any investment company registered under the Investment Company Act of 1940, for which such Person or any Affiliate of such Person serves as investment advisor.
(h) “SUBSIDIARY” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in paragraph (d) of this Section, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
(i) “CONTINUING DIRECTOR” means any member of the Board of Directors of the Corporation (the “BOARD”), other than the Related Person who proposes the Business Combination in question and such Related Person’s Affiliates and Associates, who was a member of the Board prior to the time that the Related Person who proposes the Business Combination in question became a Related Person or who is a successor of a Continuing Director who was recommended to succeed that Continuing Director by a majority of Continuing Directors then on the Board.
(j) “INDEPENDENT MAJORITY OF SHAREHOLDERS” shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned or controlled, directly or indirectly, by the Related Person who proposes the Business Combination in question.
(k) “VOTING SHARES” shall mean all outstanding capital shares of the Corporation (or another corporation) entitled to vote generally in the election of directors, and each reference to a proportion of Voting Shares shall refer to such proportion of the votes entitled to be cast by such shares.
(l) “SUBSTANTIAL PART” means properties and assets involved in any single transaction or a Series of Related Transactions having an aggregate fair market value of more than 10 percent of the total consolidated assets of the Person in question as determined immediately prior to such transaction or Series of Related Transactions.
SECTION 8.6          DIRECTOR DETERMINATIONS. A majority of the Continuing Directors shall have the power to determine for the purposes of this Article, on the basis of information known to them: (i) the number of Voting Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of Beneficial Owner, (iv) whether the assets subject to any Business Combination constitute a Substantial Part, (v) whether two or more transactions constitute a Series of Related Transactions and (vi) such other matters with respect to which a determination is required under this Article.
SECTION 8.7          CONSIDERATION OF NON-FINANCIAL FACTORS. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders when evaluating a Business Combination (as defined in these Articles) or a tender or exchange offer, the Board of Directors of the Corporation may, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, consider all of the following factors and any other factors which it deems relevant:
(a) The social and economic effects of the transaction on the Corporation and its subsidiaries, and each of their respective employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located.
(b) The business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and

(c) The competence, experience, and integrity of the acquiring person or persons and its or their management.
Article 9.          AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS.
SECTION 9.1          AMENDMENT OF ARTICLES OF INCORPORATION. The Corporation reserves the right to alter, amend and repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by the provisions of the Law or any other pertinent enactment of the General Assembly of the State of Indiana and all rights and powers conferred hereby on shareholders, directors and officers of the Corporation are subject to such reserved right, except as otherwise expressly provided herein.
SECTION 9.2          ADOPTION AND AMENDMENT OF BYLAWS. Except as otherwise expressly provided in these Articles of Incorporation or the Law, the Bylaws of the Corporation may be made, altered, amended or repealed by either (1) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (2) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Section 9.2 as a single voting group.